Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Directors
Legg Mason Partners Variable Portfolios II:
We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for Legg Mason Partners Variable Fundamental Value Portfolio (formerly Fundamental Value Portfolio), a series of Legg Mason Partners Variable Portfolios II (formerly Greenwich Street Series Fund) as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
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KPMG LLP
New York, New York
December 26, 2006